Exhibit 99.1

Contact:	610-337-7000	For Immediate Release:
	Hugh J. Gallagher, ext. 1029 Brenda A. Blake, ext. 3202	December 15, 2011

AmeriGas Announces Senior Executive Succession Plan

Valley Forge, Pa., December 15 — AmeriGas Propane Inc., general partner of AmeriGas Partners, L.P. (NYSE: APU), announced that Jerry E. Sheridan will succeed Eugene V. N. Bissell as president and chief executive officer effective with Mr. Bissell’s retirement in 2012. Mr. Sheridan, 46, joined AmeriGas in 2005 as vice president and chief financial officer and was elected to the position of vice president and chief operating officer in May 2011. Prior to joining AmeriGas, Sheridan served as president and chief executive officer of Potters Industries, Inc., a global manufacturer of engineered glass materials and a wholly owned subsidiary of PQ Corporation.

The Company also announced that R. Paul Grady will succeed Mr. Sheridan as vice president and chief operating officer upon the completion of the Heritage Propane acquisition and Mr. Bissell’s retirement. Grady, 58, currently serves as president of Heritage Propane (since July 2011). Mr. Grady joined Heritage Propane as senior vice president and chief operating officer in 2006, when Heritage Propane completed its acquisition of Titan Propane. Mr. Grady also has extensive industry experience with AmeriGas including service as senior vice president and chief operating officer (2000 to 2004), senior vice president — operations (1999-2000), and vice president — sales and operations (1995-1999). Prior to joining AmeriGas, Mr. Grady served as Director of Corporate Development at UGI Corporation from 1990 to 1995.

Eugene V. N. Bissell, chief executive officer of AmeriGas, said, “We are pleased to be announcing the appointments of two very talented executives to these key leadership positions. We are confident that Jerry and Paul will provide the leadership necessary to guide the company through the Heritage acquisition, which we expect to close by March 31, 2012, and to ensure a smooth transition upon my retirement in 2012.”

AmeriGas Partners is the nation’s largest retail propane marketer, serving approximately 1.3 million customers in all 50 states from nearly 1,200 locations. UGI Corporation (NYSE:UGI), through subsidiaries, owns 44% of the Partnership and the public owns the remaining 56%.

Comprehensive information about AmeriGas is available on the Internet at http://www.amerigas.com.

AP-22 ### 12/15/11